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                       FIRST AMENDMENT TO AMENDED AND RESTATED
                    EMPLOYEE AND DIRECTOR INCENTIVE STOCK PLAN OF
                           MERIDIAN INDUSTRIAL TRUST, INC.


     The Amended and Restated Employee and Director Incentive Stock Plan of Meridian Industrial Trust, Inc. (the "Plan") is hereby amended as follows effective February 28, 1997:

     1. The definition of "Disinterested Person" in section 1.2 of the Plan is amended in its entirety to read as follows: "'Disinterested Person' means a person who is both a 'non-employee director' under Rule 16b-3 and an 'outside director' as defined in Section 162(m), unless the Board has determined that the Plan should not comply with Rule 16b-3 or Section 162(m) or both."

     2. Section 2 of the Plan is amended in its entirety to read as follows:

          2.        ELIGIBLE PERSONS

                    Every person who, at or as of the Grant Date, is (a) a full-time employee of the Company or a Subsidiary of the Company,
          (b) a director of the Company or (c) someone whom the Administrator designates as eligible for an Award (other than for Incentive Stock Options) because the person (i) performs bona fide consulting or advisory services for the Company or a Subsidiary of the Company (other than services in connection with the offer or sale of securities in a capital-raising transaction) and (ii) has a direct and significant effect on the financial development of the Company or a Subsidiary of the Company shall be eligible to receive Awards. Directors of the Company who are not full-time employees are only eligible to receive NQOs under
          Section 5.3 and Director Stock under Section 9. Notwithstanding the foregoing provisions of this Section 2, to ensure that the requirements of Section 4 are satisfied, the Board may from time to time specify individuals who shall not be eligible for the grant of Awards under any plan of the Company or its affiliates. Nevertheless, the Board may at any time determine that an individual who has been so excluded from eligibility shall become eligible for grants of Awards under any plans of the Company or its affiliates so long as that eligibility will not impair the Plan's satisfaction of the conditions of Rule 16b-3, unless the Board has determined that the Plan should not comply with Rule 16b-3."

          3. The first sentence of section 4.1 of the Plan is amended in its entirety to read as follows: "This Plan shall be administered by the or by a Board committee or sub-committee (the "Committee") appointed by the Board."

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          4. The last sentence of section 4.1 of the Plan is amended in its entirety to read as follows:

              With the exception of grants or awards of the type specified in Sections 5.3 and 9.1 of this Plan, persons elected to serve on the Committee as Disinterested Persons shall not be eligible to receive Awards or equity securities under any plan of the Company or any of its affiliates while they are serving as members of the Committee and shall not have been granted or awarded equity securities under the Plan or any other plan of the Company or any of its affiliates during the year before their appointments to the Committee become effective.

          5. Section 6.1(g) of the Plan is amended in its entirety to read as follows:

           "(g)    ASSIGNABILITY OF RIGHTS. The Committee may (in its sole
           discretion) permit a Participant to transfer an Award, or may cause the Company to grant an Award that otherwise would be granted to an eligible individual, in any of the following circumstances: (a) pursuant to a qualified domestic relations order, (b) to a trust established for the benefit of the eligible individual or one or more of the children, grandchildren, or spouse of the Participant, (c) to a limited partnership in which all the interests are held by the eligible individual and that person's children, grandchildren or spouse; or (d) to another person in circumstances that the Committee believes will result in the Award continuing to provide an incentive for the eligible individual to remain in the service of the Company and apply their best efforts for the benefit of the Company. If the Committee determines to allow such transfers or issuances of Awards, any Participant or eligible individual desiring such transfers or issuances shall make application therefore in the manner and time that the Committee specifies and shall comply with such other requirements as the Committee may require to assure compliance with all applicable laws, including securities laws, and to assure fulfillment of the purposes of this Plan.
           The Committee shall not authorize any such transfer or issuance if it may not be made in compliance with all applicable federal, state and foreign securities laws. The granting of permission for such an issuance or transfer shall not obligate the Company to register the shares of Stock to be issued under the applicable Award."

          6. Section 9.1 of the Plan is amended in its entirety to read as follows:

            9.1 ELECTION. The Company intends to pay each Eligible Director an annual retainer in the amount set from time to time by the Board (the "Retainer"). Each Eligible Director shall be entitled to receive his or her Retainer exclusively in cash, exclusively in shares of Stock ("Director Stock") or any portion in cash and any portion in Director Stock. Each Eligible Director shall be given the opportunity, during the month the

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            Eligible Director first becomes an Eligible Director and during the last month of each quarter thereafter, to elect among these choices for the remainder of the quarter (in the case of the election made when the Eligible Director first becomes an Eligible Director) and for the following quarter (in the case of any subsequent election). If the Eligible Director chooses to receive at least some of his or her Retainer in Director Stock, the election shall also indicate the percentage of the Retainer to be paid in Director Stock. If an Eligible Director makes no election during his or her first opportunity to make an election, the Eligible Director shall be assumed to have elected to receive his or her entire Retainer in cash. If an Eligible Director makes no election during any succeeding election month, the Eligible Director shall be assumed to have remade the election then currently in effect for that Eligible Director. An election by an Eligible Director to receive a portion of his or her retainer in Director Stock shall either (a) be approved by
            (i) the Committee or (ii) the Board of Directors or (b) provide that Director Stock received by the Eligible Director pursuant to such election shall be held by the Eligible Director for a period of six months.


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